EXHIBIT 10.7
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
     The EMPLOYMENT AGREEMENT entered into by and between Apollo Group, Inc. (the “Company”) and Joseph L. D’Amico (the “Executive”), effective June 5, 2007 and subsequently amended effective as of June 15, 2007 ( the “Agreement”), is hereby further amended as follows, effective as of January 1, 2009, except as otherwise specified below. The purpose of this Amendment No. 2 is to bring the Agreement into documentary compliance with the applicable requirements of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.
     1. The last sentence of Section 3(b) is hereby amended to read as follows:
     The Annual Bonus for each fiscal year shall be paid in accordance with the Company’s customary practices, but in no event later than the fifteenth day of the third calendar month following the end of that fiscal year.
     2. Section 4(c) of the Agreement is hereby amended in its entirety to read as follows, effective July 3, 2007:
     (c) Vesting. The Initial Option Grant will vest and become exercisable either (i) in a series of three successive equal annual installments upon the Executive’s completion of each year of employment with the Company over the three-year period measured from the Commencement Date (regardless of the actual grant date) or (ii) as otherwise provided in Section 8(a), and that grant will be subject to the vesting acceleration provisions set forth in Sections 8 and 11 of this Agreement. The shares of the Company’s Class A common stock underlying the Initial RSU Award will vest, and those vested shares shall become issuable, in accordance with the terms of the July 3, 2007 Restricted Stock Unit Award Agreement between the Executive and the Company evidencing that award, as such agreement may be amended or restated from time to time (the “Initial RSU Award Agreement”), and such agreement shall incorporate the special vesting accelerations provisions of Sections 8 and 11 of this Agreement.
     3. Section 6(a) of the Agreement is hereby amended in its entirety to read as follows:
     (a) Expenses. Subject to applicable Company policies, including (without limitation) the timely submission of appropriate documentation and expense reports, the Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, including (without limitation) round trip first class airfare to accommodate Executive’s commute to and from Chicago/Phoenix, at such times as the Executive shall reasonably determine.

Accordingly, the Executive shall submit appropriate evidence of each such expense within sixty (60) days after the later or (i) his incurrence of that expense or (ii) his receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement within ten (10) business days thereafter; provided, however, that (i) no expense shall be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred, (ii) the amounts eligible for reimbursement in any one calendar year shall not affect the amounts reimbursable in any other calendar year and (iii) the right to such reimbursement may not be liquidated or exchanged for any other benefit.
     In addition, and not in limitation of the foregoing, the Company shall provide the Executive with a monthly allowance of $2,500 during the term of this Agreement for the Executive’s Arizona housing, food and other similar expenses. Each such monthly payment to the Executive shall be made no later than five (5) business days after the end of the applicable month.
     4. Section 7(d) of the Agreement is hereby amended in its entirety to read as follows:
          (d) Termination due to the Executive’s Death or Disability. This Agreement will terminate upon the death of the Executive. The Company may terminate the Executive’s employment hereunder if he is unable to perform, with or without reasonable accommodation, the principal duties and responsibilities of his position with the Company for a period of six (6) consecutive months or more by reason of any physical or mental injury or impairment; provided, however, that in the event the Executive is at the time covered under any long-term disability benefit program in effect for the Company’s executive officers or employees, such termination of the Executive’s employment shall not occur until the earlier of (i) the date he first becomes eligible to receive benefits under such program or (ii) the date he is deemed to have a Separation from Service (as defined below) by reason of such disability. The termination of the Executive’s employment under such circumstances shall, for purposes of this Agreement, constitute a termination for “Disability.”
     5. Section 8 of the Agreement is hereby amended in its entirety to read as follows:
     8. Compensation Upon Termination.
     (a) Except as provided further in this Section 8(a), if the Executive’s employment is terminated: (i) by the Company for Cause; (ii) by reason of the Executive’s death or Disability; (iii) pursuant to a Notice of Non-Renewal delivered by the Executive; or (iv) by the Executive by delivery of a written notice of resignation without Good Reason, the Company’s sole obligations hereunder will be to pay the Executive or his estate on the Termination Date the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 6(a) through the Termination Date, provided the Executive has submitted appropriate and timely documentation for such expenses, and (iii) the amount of the Executive’s accrued but unpaid vacation time (together, these amounts will be referred to as the “Accrued Obligations”). In addition to the Accrued Obligations, in the event the Executive’s employment terminates by reason of the Executive’s death or Disability, the Executive or his estate will be paid at that time his Target Bonus, pro-rated for his actual period of service during the fiscal year in which such termination of employment occurs. Should the Executive’s employment terminate pursuant to a Notice of Non-Renewal delivered by the Executive, then the Executive will become entitled to receive a pro-rated Annual Bonus for the fiscal year in which such termination occurs, provided that any performance goals upon which such Annual Bonus is conditioned are in fact attained. In the event of such attainment, the pro-rated Annual Bonus to which the Executive shall become entitled shall be determined by multiplying (aa) the actual Annual Bonus he would have received based on the attained performance goals had he continued in the Company’s employ until the payment date of that bonus by (bb) a fraction, the numerator of which is the number of months (rounded to the next whole month) during which the Executive is employed by the Company in the fiscal year in which such termination of employment occurs and the denominator of which is twelve (12). Such pro-rated Annual Bonus shall be paid to the Executive by the fifteenth day of the third calendar month following the close of such fiscal year, subject to any required holdback under Section 14(b). Furthermore, if the Executive’s employment terminates as a result of his death or Disability, then any unvested stock options, restricted stock, restricted stock units or other equity awards granted to the Executive that would have otherwise been vested on the date of such termination of employment had the vesting schedule for each of those grants been in the form of successive equal monthly installments over the applicable vesting period will immediately vest. The shares underlying any restricted stock units or other equity-based awards to which the Executive becomes entitled in accordance with the foregoing shall be issued at the time or times set forth in the applicable agreements evidencing those awards, subject to any required holdback under Section 14(b). The Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
     (b) If the Executive’s employment is terminated: (i) by the Company for any reason other than for Cause; (ii) by the Executive for Good Reason; or (iii) pursuant to a Notice of Non-Renewal delivered by the Company, the Executive will, in addition to the Accrued Obligations, be entitled to the following compensation and benefits from the Company, provided and only if (x) the Executive executes and delivers to the Company a general release substantially in the form of attached Exhibit A (the “Required Release”) within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after such termination of employment, (y) the Required Release becomes effective and enforceable in accordance with applicable law and (z) the Executive complies with the restrictive covenants set forth in Section 10:
          (i) an amount equal to sum of (A) two times the Executive’s Base Salary at the time of the Notice of Termination and (B) two times the average of his actual Annual Bonuses for the three fiscal years (or fewer number of fiscal years of employment with the Company) immediately preceding the fiscal year in which such termination of employment occurs (with any pro-rated bonus for any such year to be annualized), with such amount to be paid in successive equal increments, in accordance with the Company’s normal payroll practices, over the one-year period measured from the date of the Executive’s Separation from Service due to such termination of employment, beginning with the first pay day within the sixty (60) day period following the date of such Separation from Service on which the Required Release is effective following the expiration of any applicable revocation period, but in no event later than the last day of such sixty (60)-day period on which the Required Release is so effective;
          (ii) accelerated vesting of the Initial Option Grant to the extent of the greater of (A) fifty percent of the then unvested portion of each such grant or (B) the portion of each such grant which would have vested had the Executive completed an additional twelve (12) months of employment with the Company prior to the Termination Date, and one hundred percent vesting of the Initial RSU Award if such termination of employment occurs prior to the completion of the performance period specified in the Initial RSU Award Agreement or on or after the completion of that performance period in which the designated performance goal is attained, with any shares which so vest under the Initial RSU Award to be issued at the time or times set forth in the Initial RSU Award Agreement, subject to any required holdback under Section 14(b);
          (iii) provided the Executive and/or his spouse and dependents are eligible and timely elect to continue their health care coverage under the Company’s group health plan pursuant to their rights under COBRA, the Company will reimburse the Executive for the costs he incurs to obtain such continued coverage for himself and his spouse and eligible dependents (collectively, the “Coverage Costs”) until the earliest of (A) the end of the eighteen (18)-month period measured from the Termination Date, (B) the date that the Executive and/or his eligible dependents are no longer eligible for COBRA coverage and (C) the date that the Executive becomes eligible for such coverage under the health plan of any new employer (the Executive agrees to provide the Company with written notice of such eligibility within ten calendar days). In order to obtain reimbursement for such Coverage Costs, Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) the Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to the Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be the Executive’s sole responsibility; and
          (iv) the Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
     (c) The Executive shall have the right to resign, for any reason or no reason, at any time within the thirty (30) day period beginning six (6) months after the closing of a Change in Control (as defined in Section 11) and to receive, in connection with such resignation, the same severance benefits to which he would be entitled under Section 8(b) above had such resignation been for Good Reason; provided, however, that the Executive’s entitlement to severance benefits under this Section 8(c) shall be conditioned upon the satisfaction of each of the following requirements: (i) the Executive executes and delivers to the Company the Required Release within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after such resignation, (ii) the Required Release becomes effective and enforceable in accordance with applicable law and (iii) the Executive complies with the restrictive covenants set forth in Section 10 of this Agreement.
     (d) All payments and benefits under this Section 8 shall be subject to the applicable holdback provisions of Section 14(b).
     (e) The Executive will not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, and no such payment or benefit will be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.
     (f) The exercise period with respect to the Initial Option Grant shall not be accelerated upon the Executive’s termination of employment for any reason.
     6. Section 12(b) of the Agreement is hereby deleted in its entirety and replaced with the following new Sections 12(b), 12(c), 12(d) and 12(e):
     (b) All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, and any amounts relevant to the last sentence of the paragraph above, will be made by an independent registered public accounting firm selected by the Company from among the largest four such accounting firms in the United States (the

“Accounting Firm”). The Accounting Firm selected by the Company will not have an ongoing audit or consulting relationship with the Company at the time it is selected.  The Accounting Firm will provide all applicable determinations with respect to any of the Total Payments that become due and payable at the time of the Change in Control Event (the “Change in Control Determination”), together with detailed supporting calculations regarding the amount of the Excise Tax, any required Gross-Up Payment and any other relevant matter, both to the Company and the Executive within ten (10) business days after the effective date of the Change in Control Event or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). In addition, the Accounting Firm will provide all applicable determinations with respect to any of the Total Payments that become due and payable at the time of the Executive’s Separation from Service (the “Separation from Service Determination”), together with detailed supporting calculations regarding the amount of the Excise Tax, any required Gross-Up Payment and any other relevant matter, both to the Company and the Executive within ten (10) business days after the date of the Executive’s Separation from Service. The Change in Control and Separation from Service Determinations made by the Accounting Firm will be binding upon the Company and the Executive. The Gross-Up Payment (if any) determined on the basis of the Change in Control Determination shall be paid to or on behalf of Executive within five (5) business days after the completion of such Determination or (if later) at the time the related Excise Tax is remitted to the appropriate tax authorities. The Gross-Up Payment (if any) determined on the basis of the Separation from Service Determination shall be paid to or on behalf of Executive within five (5) business days after the completion of such Determination or (if later) at the time the related Excise Tax is remitted to the appropriate tax authorities.
     (c) In the event that the Executive’s actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability taken into account for purposes of any Gross-Up Payment or Payments initially made to the Executive pursuant to the provisions of Section 12(b), then within thirty (30) days following that Final Determination, the Executive shall notify the Company of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new Excise Tax calculation based upon that Final Determination and provide the Company and the Executive with the supporting calculations for any supplemental Gross-Up Payment attributable to that excess Excise Tax liability. The Company shall make the supplemental Gross-Up payment to the Executive within five (5) business days following the completion of the applicable calculations or (if later) at the time such excess tax liability is remitted to the appropriate tax authorities. In the event that the Executive’s actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of any Gross-Up Payment or Payments initially made to the Executive pursuant to the provisions of

Section 12(b), then the Executive shall refund to the Company, within five (5) business following receipt, any federal or state tax refund attributable to the Excise Tax overpayment. For purposes of this Section 12(c), a “Final Determination” means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Executive and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which the Executive and the Company concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.
     (d) Should the Accounting Firm determine that any Gross-Up Payment made to the Executive was in fact more than the amount actually required to be paid to him in accordance with the provisions of Section 12(b) or 12(c), then the Executive will, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such overpayment. In addition, should the Company decide to contest any assessment by the Internal Revenue Service of an Excise Tax on one or more items comprising the Total Payments, the Executive will comply with all reasonable actions requested by the Company in connection with such proceedings, but shall not be required to incur any out-of-pocket costs in so doing.
     (e) Notwithstanding anything to the contrary in the foregoing, any Gross-Up Payments due the Executive under this Section 12 shall be subject to the hold-back provisions of Section 14(b), to the extent those payments relate to any amounts and benefits provided to the Executive that constitute parachute payments attributable to his Separation from Service. In addition, no Gross-Up Payment shall be made later than the later of (i) the end of the calendar year in which the related taxes are remitted to the appropriate tax authorities or (ii) the end of the sixty (60)-day period measured from the date those taxes are so remitted, or such other specified time or schedule that may be permitted under Section 409A of the Code. To the extent the Executive may become entitled to any reimbursement of expenses incurred by him at the direction of the Company in connection with any tax audit or litigation addressing the existence or amount of the Excise Tax, such reimbursement shall be paid to the Executive no later than the later of (i) the close of the calendar year in which the Excise Tax that is the subject of such audit or litigation is paid by or on behalf of the Executive or (ii) the end of the sixty (60)-day period measured from such payment date. If no Excise Tax liability is found to be due as a result of such audit or litigation, the reimbursement shall be paid to the Executive no later than the later of (i) the close of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation or (ii) the end of the sixty (60)-day period measured from the date the audit is completed or the date the litigation is so settled or resolved.

     7. The final paragraph of Section 13(a) is hereby amended to read as follows:
     All determinations under this Section 13 shall be made by the Accounting Firm. However, in determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to Section 10 of the Agreement, and the amount of his potential parachute payment under Code Section 280G shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the regulations thereunder. To the extent a reduction to the Total Payments is required to be made in accordance with this Section 13, the Total Payments attributable to any cash severance payments otherwise due the Executive under Section 8 shall be reduced first (with such reduction to be applied pro-rata to each such severance payment and without any change in the payment dates), then the accelerated vesting of his Initial RSU Award shall be reduced, then the accelerated vesting of any other restricted stock unit awards made to him by the Company shall be reduced in the same chronological order in which granted, and finally the accelerated vesting of the Executive’s stock options shall be reduced (based on the amount of the parachute payment calculated for each such option in accordance with the Treasury Regulations under Code Section 280G), with such reduction to occur in the same chronological order in which those options were granted.
     8. There is hereby added to the end of Section 14(a) of the Agreement the following sentence:
     To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
     9. Section 14(b) of the Agreement is hereby amended in its entirety to read as follows:
     (b) Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under this Agreement in connection with his termination of employment with the Company (other than the reimbursement of Coverage Costs during the applicable period of COBRA coverage) shall be made or paid to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such termination of employment or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee of the Company’s Board of Directors in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a

“specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 14(b) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year. For purposes of this Agreement, including (without limitation) this Section 14(b), the following definitions shall be in effect:
          (i) “Separation from Service” shall mean the date on which the level of the Executive’s bona fide services as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered as an Employee or non-employee consultant during the immediately preceding thirty-six (36) months (or any shorter period of such service). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive’s right to reemployment with the Company is provided either by statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of the leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive’s right to reemployment is not provided either by statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
          (ii) The Executive shall be deemed to remain an “Employee” for so long he remains in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
          (iii) “Employer Group” shall mean the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying

Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
     10. Section 14(c) of the Agreement is hereby amended in its entirety to read as follows:
     (c) Should the Executive comply with the provisions of subsections 14(a) and 14(b) above but nevertheless incur the 20% penalty tax imposed under Section 409A (the “Section 409A Penalty Tax”) with respect to one or more payments or benefits provided to him under this Agreement, then the Executive will be entitled to receive an additional payment (the “409A Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any tax imposed upon the 409A Gross-Up Payment, the Executive retains an amount of the 409A Gross-Up Payment equal to the Section 409A Penalty Tax imposed upon the Executive’s deferred compensation. The amount of the 409A Gross-Up Payment shall be calculated, by an Accounting Firm mutually agreeable to the Company and the Executive, within ten (10) business days after it is first determined that the Executive is subject to the Section 409A Penalty Tax, and the 409A Gross-Up Payment so calculated shall be paid to or on behalf of the Executive within five (5) business days after the completion of such determination or (if later) at the time the related Section 409A Penalty Tax is remitted to the appropriate tax authorities. In the event that the Executive’s actual Section 409A Penalty Tax liability is determined by a Final Determination to be greater than the Section 409A Penalty Tax liability taken into account for purposes of the 409A Gross-Up Payment initially made to the Executive pursuant to the provisions of this Section 14(c), then within thirty (30) days following that Final Determination, the Executive shall notify the Company of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new calculation of the 409A Gross-Up Payment based upon that Final Determination and provide the Company and the Executive with the supporting calculations for any supplemental 409A Gross-Up Payment attributable to that excess Section 409A Penalty Tax liability. The Company shall make the supplemental 409A Gross-Up payment to the Executive within five (5) business days following the completion of the applicable calculations or (if later) at the time such excess Section 409A Penalty Tax liability is remitted to the appropriate tax authorities. In the event that the Executive’s actual Section 409A Penalty Tax liability is determined by a Final Determination to be less than the Section 409A Penalty Tax liability taken into account for purposes of the 409A Gross-Up

Payment initially made to the Executive pursuant to the provisions of this Section 14(c), then the Executive shall refund to the Company, within five (5) business days after receipt, any federal or state tax refund attributable to the overpayment of his Section 409A Penalty Tax. In no event shall any 409A Gross-Up Payment to which the Executive becomes entitled hereunder be made later than the later of (i) the end of the calendar year in which the related Section 409A Penalty Tax is remitted to the appropriate tax authorities or (ii) the end of the sixty (60)-day period measured from the date such tax is so remitted.
     11. Except as modified by this Amendment No. 2, all the terms and provisions of the Agreement (as previously amended) shall continue in full force and effect.
IN WITNESS WHEREOF, Apollo Group, Inc. has caused this Amendment No. 2 to be executed on its behalf by its duly-authorized officer on the date indicated below, and the Executive has executed this Amendment No. 2 on the date indicated below.

JOSEPH L. D’AMICO	APOLLO GROUP, INC.

/s/ Joseph L. D’Amico Dated: DEC 12, 2008	By: Title:	/s/ Charles B. Edelstein Chief Executive Officer
	Dated:	Dec 12, 2008

11